Exhibit 10.10(a)

AMendment to EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of May 6, 2026 (this “Amendment”), to that certain Amended and Restated Employment Agreement, effective as of December 31, 2023 (“Employment Agreement”), by and between HERITAGE INSURANCE HOLDINGS, INC., a Delaware corporation (the “Company”), and ERNIE GARATEIX, an individual (“Executive”), is entered into by and between the Company and the Executive.

RECITALS:

WHEREAS, the Company is a publicly-traded company engaged in the insurance and financial services industry;

WHEREAS, the Executive is currently employed by the Company and is party to the Employment Agreement, which the Company has determined to amend with this Amendment; and

WHEREAS, each party desires the Executive to continue to provide his services to and be employed by the Company following the date of this Amendment on the revised terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

I.
Amendment to Employment Agreement.
A.
Section 4(c) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(c) Equity Awards. Pursuant and subject to the terms and conditions of the Equity Plan, as well as any agreements or award notices contemplated by the Equity Plan, the Executive shall be entitled to no less than the following target equity awards:

(i) Beginning with calendar year 2026 and continuing throughout the Term of Employment, Executive shall be eligible to participate in the Long-Term Incentive Plan, under which the Executive may be entitled to equity awards in the form of restricted stock (including time-based and performance-based restricted stock), restricted stock units (including time-based and performance-based restricted stock units), stock options and/or other forms of equity awards permitted under the Equity Plan (collectively, “Equity Awards”), as determined in the sole discretion of the Board or the Compensation Committee, as follows:

(A) Executive shall be entitled to an annual time-based Equity Award with a value equal to 80% of the Base Salary in effect on the award date, which award will vest with respect to one-third of the shares subject to the Equity Award on each of the first, second and third anniversaries of the award date or as otherwise determined by the Board or the Compensation Committee;

(B) Executive shall be entitled to an annual performance-based Equity Award with a target value equal to 125% of the Base Salary then in effect (the “Annual Performance-Based Equity Award Target”) with the ultimate potential performance-based restricted stock earned ranging from a threshold amount of 55% of the Annual Performance-Based Equity Award Target to a maximum amount of 200% of the Annual Performance-Based Equity Award Target. Pro rata amounts may be earned between threshold and maximum with performance measured over a set number of consecutive calendar years,

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beginning with the award year, and based on the performance criteria and vesting terms set by the Board or Compensation Committee; and

(C) All Equity Awards shall be evidenced by an award agreement setting forth the terms and conditions of the applicable Equity Award.”

B.
Section 6(b) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(b) Severance. If Executive is terminated without Cause or voluntarily terminates his employment for Good Reason, the Executive shall:

(i) be entitled to a lump-sum cash severance payment equivalent to two times the sum of (y) the Executive’s annual Base Salary, in effect immediately preceding such termination, and (z) the Executive’s Target Annual Incentive Amount; and

(ii) vest in all previously granted and unvested time-based Equity Awards and all previously granted performance-based Equity Awards shall be forfeited with no payment therefor;

to be paid within ninety (90) days of his termination and upon receipt of any Company required release to comply with Section 409A.”

II.
No Severance. The Company and the Executive agree that this Amendment does not constitute a “termination” or grounds for “Good Reason” pursuant to the Employment Agreement, or otherwise constitute any trigger for the Company’s payment of any severance payments or benefits to Executive pursuant to the Employment Agreement.
III.
Acknowledgment. The Executive confirms that he has read this Amendment, understands the terms thereof and has had sufficient opportunity to obtain independent legal advice.
IV.
No Other Modification. Except as modified or amended in this Amendment, no other term or provision of the Employment Agreement is amended or modified in any respect. The Employment Agreement along with this Amendment, set forth the entire understanding between the Company and the Executive with regard to the subject matter hereof and supersede any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.
V.
Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The signatures to this Amendment need not all be on a single copy of this Amendment, and may be electronic signatures (e.g., DocuSign) or copies on portable document format (.pdf) rather than originals, and in each case shall be fully effective as though all signatures were originals on the same copy.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

COMPANY:

HERITAGE INSURANCE HOLDINGS, INC.

By: /s/ Paul Whiting

Name: Paul Whiting

Title: Chairman, Compensation Committee

EXECUTIVE:

/s/ Ernie Garateix

ERNIE GARATEIX